Exhibit 21.1

CORPORATE ORGANIZATIONAL STRUCTURE:

PC Connection, Inc., a Delaware corporation, is the parent company of the following wholly-owned subsidiaries:

1. PC Connection Sales Corporation, a Delaware corporation.

2. PCC Sales, Inc., a Delaware corporation (subsidiary of PC Connection Sales Corporation).

3. Merrimack Services Corporation, a Delaware corporation.

4. GovConnection, Inc., a Maryland corporation.

5. MoreDirect, Inc., a Florida corporation.

6. ProConnection, Inc., a Delaware corporation (subsidiary of Merrimack Services Corporation).